Exhibit 99.2

Santiago, June 21, 2024

MATERIAL FACT N°8/2024

PLAZA S.A.

Ms. Solange Berstein Jáuregui

Chairperson

Financial Market Commission

Present

Ref.:	Notice of publication informing shareholders entitled to preferential subscription rights for paid shares of Plaza S.A.

Dear Sir/Madam,

Pursuant to the provisions of Article 9 and the second paragraph of Article 10 of Law 18,045 of the Securities Market and General Rule No. 30 of the Financial Market Commission ("CMF"), I hereby inform the market and the CMF of the following MATERIAL FACT regarding Plaza S.A. ("the Company"), with the aim of truthfully, sufficiently, and timely disclosing essential facts and information regarding the Company, its business, its publicly offered securities or an offering of its securities, at the time the event occurred or came to our knowledge:

In connection with the capital increase approved at the Extraordinary Shareholders' Meeting of Plaza S.A. held on April 26, 2024, in the amount of $289,377,000,000, through the issuance of 230,000,000 paid shares registered with the Securities Registry of the CMF on May 30, 2024 under No. 1137 ("the New Shares"), the controlling shareholder of the Company, Desarrollos Inmobiliarios SpA, through a letter dated June 14, 2024, committed to waive its preemptive rights to subscribe to 136,339,452 New Shares to which it is entitled during the preferential subscription period, with the purpose of offering these shares to the market, subject to customary conditions for such transactions.

In relation to the above, today's issue of the electronic newspaper La Tercera Online published the notice informing shareholders entitled to the preferential subscription right of the New Shares, specifying that:

1.	The issuance is preferentially offered to shareholders of the Company, who will have the right to subscribe to 0.117346939 new shares for each share they own registered in the Shareholders' Registry as of June 22, 2024.

2.	The price at which these New Shares will be offered will be determined by the Board of Directors of the Company, based on the outcome of the order book auction process (the “Auction”), in accordance with the provisions of the Operations Manual for Stocks of the Santiago Stock Exchange (the "Manual"). The Auction which will take place between June 25 and June 27, 2024.

3.	The placement price of the New Shares will be announced in the notice initiating the preferential subscription period, to be published in the electronic newspaper La Tercera Online on June 28, 2024.

4.	It is noted that concurrently with the public offering of the New Shares in Chile, the Company is conducting an international private offering in accordance with Rule 144A and Regulation S of the U.S. Securities Act of 1933, on the understanding that shares acquired in the international offering will be part of the Auction mechanism.

5.	Shareholders entitled to subscribe to the New Shares or their assignees must do so within 30 days from the start date of the option period, namely between June 28, 2024, and July 27, 2024, and will be deemed to have forfeited this right if they do not subscribe within this period.

6.	New Shares not subscribed by shareholders or their assignees entitled to them, and shares resulting from fractions in the proration among shareholders, may be offered to shareholders or third parties, in the quantities and conditions that the Board of Directors deems appropriate.

Sincerely yours,

Fernando de Peña Iver

General Manager

Plaza S.A.

c.c.	Bolsa de Comercio de Santiago, Bolsa de Valores Bolsa Electrónica de Chile, Bolsa de Valores Banco de Chile / Bondholders Representative

The rights to subscribe for common shares of the Company and the new shares issuable upon the exercise of such rights, have not been and will not be registered under the Securities Act of the United States of America, or under the securities laws of any state or other jurisdiction of the United States of America. The shares issuable upon exercise of the rights may not be offered, sold or subscribed for (i) within the United States of America, except in case of a transaction that is exempt from, or not subject to, the registration requirements of the Securities Act of the United States of America or (ii) outside the United States of America, except pursuant to Regulation S under the Securities Act of the United States of America, and, in each case, in accordance with any applicable state securities laws.

Until 40 days following the later of (i) the commencement of the subscription period for the rights offering and (ii) the commencement of allocations to investors in connection with the subsequent public auction offering, if any, of shares underlying unexercised rights in Chile, an offer or sale of the shares within the United States of America by a broker or dealer (whether or not it is participating in the rights offering) may violate the registration requirements of the Securities Act of the United States of America. The rights offering is made for the securities of the Company, a company incorporated and organized under the laws of the Republic of Chile. Such offer is subject to disclosure requirements established in Chile that are different from those of the United States of America. Financial statements included or incorporated by reference in any offering document have been prepared in accordance with IFRS and may not be comparable to the financial statements of United States of America companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws of the United States of America, since the issuer is located in Chile, and some or all of its officers and directors may be residents of Chile. You may not be able to sue the Company or its officers or directors in a Chilean court for violations of the securities laws of the United States of America. It may be difficult to compel the Company, its officers or directors and its affiliates to subject themselves to a judgment of a court of the United States of America.